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Exhibit 99.1

Contact:	John Nichols Chief Financial Officer Varsity Brands, Inc. (901) 387-4300

Varsity Brands, Inc. Consummates Merger

Consummates Tender Offer for 10 1/2% Senior Notes Due 2007; Announces Redemption of
Remaining 10 1/2% Senior Notes

        Memphis, TN, September 24, 2003—Varsity Brands, Inc. today announced that it has completed the proposed merger of the company with VB Merger Corporation, a subsidiary of VBR Holding Corporation. As previously announced, in the merger, each issued and outstanding share of Varsity common stock, other than treasury shares and shares owned by VBR Holding Corporation, was cancelled and converted automatically into the right to receive $6.57 in cash, without interest or any other payment thereon. The transaction was led by Leonard Green & Partners, L.P. and members of the company's management.

        In connection with the merger, Varsity closed its tender offer for its outstanding 10 1/2% Senior Notes due 2007 and repurchased approximately $46 million of its outstanding senior notes. Varsity Brands also announced today that it has called for redemption on October 24, 2003 all its remaining outstanding 10 1/2% Senior Notes due 2007. Varsity Brands will redeem these remaining outstanding Senior Notes at a redemption price of $1,035 per $1,000 principal amount at maturity, plus accrued and unpaid interest to October 24, 2003.

        Varsity remains headquartered in Memphis, Tennessee under existing management. Varsity stock, which had been listed on the American Stock Exchange (Symbol: VBR), will no longer be publicly traded.

        "We are pleased to have completed this transaction for the Company and its stockholders" said Jeffrey G. Webb, Varsity's founder and chief executive officer. "We believe the transaction will enable Varsity to continue to build upon its leadership position in the school spirit industry."

        Jonathan D. Sokoloff, managing partner of Leonard Green & Partners, said, "We are delighted to have completed this transaction and eagerly anticipate our partnership with Varsity and its management team led by Jeff Webb. Leonard Green & Partners is committed to providing the capital necessary to grow Varsity's cheerleading, dance and soccer operations while continuing to provide quality service to its customers."

        Varsity stockholders who have stock certificates in their possession will receive instructions by mail from American Stock Transfer & Trust Company, the paying agent, concerning how and where to forward their certificates for payment. Varsity stockholders should exchange their stock certificates for the merger consideration promptly following receipt of these materials. It is not possible to defer recognition of income for tax purposes by delaying the exchange of stock certificates. Brokers will handle conversion for those holding Varsity stock in a brokerage account.

About Varsity

        Varsity is a leading provider of goods and services to the school spirit industry. The company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The company markets these products and related services through a year-round marketing strategy. The company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

About Leonard Green & Partners, L.P.

        Leonard Green & Partners, L.P. is a private Los Angeles-based private equity firm specializing in organizing, structuring and sponsoring management buy-outs, going-private transactions and recapitalizations of established public and private companies. Leonard Green & Partners, L.P. has significant investments in, among others, Petco Animal Supplies, Inc., a leading specialty retailer of premium pet food and supplies; Rite Aid Corporation, a national chain of 3,400 drug stores; VCA Antech, Inc., the nation's largest network of veterinary-exclusive laboratories and free-standing, full service animal hospitals; The Sports Authority, Inc., the nation's largest sporting goods retailer; Liberty Group Publishing, Inc., a publisher of community newspapers and related publications; and Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies. Leonard Green & Partners, L.P. is the largest private equity firm in Southern California, managing in excess of $3.6 billion of private equity capital.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. The forward-looking statements in this press release include, without limitation, the statements about the Company's plans, strategies and prospects. Forward-looking statements are the Company's current views with respect to future events and financial performance. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth in each of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. It is advisable not to place undue reliance on the Company's forward-looking statements.

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  Exhibit 99.1